EXHIBIT 99.1

ATHEROGENICS, INC.
(Debtor-in-Possession)
BALANCE SHEET
November 30, 2008
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 50,983,965
Prepaid expenses	829,726
Accounts receivable	51,332
Total current assets	51,865,023

Equipment and leasehold improvements, net of accumulated depreciation
and amortization	1,288,544
Total assets	$ 53,153,567

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$ 125,900
Accrued compensation	260,607
Accrued and other liabilities	65,568
Total current liabilities not subject to compromise	452,075

Prepetition liabilities	306,666,622

Shareholders' deficit
Common stock	218,706,283
Warrants	598,361
Accumulated deficit	(473,269,774)
Total shareholders' deficit	(253,965,130)
Total liabilities and shareholders' deficit	$ 53,153,567

ATHEROGENICS, INC.
(Debtor-in-Possession)
STATEMENT OF OPERATIONS
For the month ended November 30, 2008
(Unaudited)

Revenues	$ —

Operating expenses (1):
Research and development	728,410
General and administrative	441,225
Total operating expenses	1,169,635

Operating loss	(1,169,635)
Interest and other income	—
Interest expense	—
Net loss before reorganization items	(1,169,635)

Reorganization items, net	(74,039)

Net loss	$ (1,243,674)

Net loss per share –
basic and diluted	$ (0.03)

Weighted average shares
outstanding – basic and diluted	39,518,492

(1) Operating expenses include non-cash depreciation expense of $195,375.